Exhibit 99.1

Walgreens Boots Alliance Reports Fiscal 2018 Third Quarter Results

Third quarter highlights

•	GAAP diluted net earnings per share increased 26.2 percent from the year-ago quarter, to $1.35; Adjusted diluted net earnings per share increased 15.0 percent to $1.53

•	GAAP net earnings attributable to Walgreens Boots Alliance increased 15.5 percent, to $1.3 billion; Adjusted net earnings attributable to Walgreens Boots Alliance increased 5.6 percent to $1.5 billion

•	Sales increased 14.0 percent to $34.3 billion

•	GAAP operating income increased 5.5 percent to $1.6 billion; Adjusted operating income increased 1.7 percent to $1.9 billion

•	GAAP net cash provided by operating activities was $2.2 billion; Free cash flow was $1.9 billion

Share repurchase program and dividend increase

•	Company authorized $10 billion share repurchase program

•	Company declared 10 percent dividend increase

Fiscal 2018 guidance

•	Company raised the lower end of its guidance for fiscal year 2018 by 5 cents per share and now anticipates adjusted diluted net earnings per share of $5.90 to $6.05

DEERFIELD, Ill., 28 June 2018 - Walgreens Boots Alliance, Inc. (Nasdaq: WBA) today announced financial results for the third quarter of fiscal 2018, which ended 31 May 2018.

Executive Vice Chairman and CEO Stefano Pessina said, “I am pleased that, in what has been a challenging environment, we have again delivered solid earnings per share growth combined with healthy cash flow. We expect to continue to drive growth, bringing more patients to our U.S. pharmacies through the recent acquisition of Rite Aid stores and through strategic partnerships. The $10 billion share repurchase program announced this morning demonstrates our confidence in future business performance and, as ever, our focus on driving long-term stockholder value.”

Overview of Third Quarter Results

Fiscal 2018 third quarter net earnings attributable to Walgreens Boots Alliance determined in accordance with GAAP increased 15.5 percent to $1.3 billion compared with the same quarter a year ago, while GAAP diluted net earnings per share increased 26.2 percent to $1.35 compared with the same quarter a year ago.

Adjusted fiscal 2018 third quarter net earnings attributable to Walgreens Boots Alliance1 increased 5.6 percent to $1.5 billion, up 4.6 percent on a constant currency basis, compared with the same quarter a year ago. Adjusted diluted net earnings per share for the quarter increased 15.0 percent to $1.53, up 13.5 percent on a constant currency basis, compared with the same quarter a year ago.

Sales in the third quarter were $34.3 billion, an increase of 14.0 percent from the year-ago quarter, and an increase of 11.8 percent on a constant currency basis.

GAAP operating income in the third quarter was $1.6 billion, an increase of 5.5 percent from the same quarter a year ago. Adjusted operating income in the third quarter was $1.9 billion, an increase of 1.7 percent from the same quarter a year ago, and an increase of 0.9 percent on a constant currency basis.

The company’s GAAP effective tax rate was 7.6 percent in the third quarter, compared with 12.4 percent in the year-ago quarter. The decrease was due to the impact of U.S. tax law changes enacted in December 2017, including a revision to the company’s estimated transition tax accrual in the quarter. The adjusted effective tax rate, calculated excluding income from the company’s equity investment in AmerisourceBergen Corporation, was 16.7 percent in the third quarter compared with 19.1 percent in the year-ago quarter. The decrease was due to the impact of the U.S. tax law changes.

GAAP net cash provided by operating activities was $2.2 billion in the third quarter, and free cash flow was $1.9 billion.

Overview of Fiscal 2018 Year-to-Date Results

For the first nine months of fiscal 2018, net earnings attributable to Walgreens Boots Alliance determined in accordance with GAAP increased 7.2 percent to $3.5 billion compared with the same period a year ago, while GAAP diluted net earnings per share increased 16.2 percent to $3.51 compared with the same period a year ago.

Adjusted net earnings attributable to Walgreens Boots Alliance1 for the first nine months of fiscal 2018 increased 10.2 percent to $4.5 billion, up 9.1 percent on a constant currency basis, compared with the same period a year ago. Adjusted diluted net earnings per share for the first nine months of fiscal 2018 increased 19.8 percent to $4.54, up 18.5 percent on a constant currency basis, compared with the same period a year ago.

Sales in the first nine months of fiscal 2018 were $98.1 billion, an increase of 11.4 percent from the same period a year ago, and an increase of 9.5 percent on a constant currency basis.

GAAP operating income in the first nine months of fiscal 2018 was $4.9 billion, an increase of 10.4 percent from the same period a year ago. Adjusted operating income in the first nine months of the fiscal year was $5.9 billion, an increase of 4.6 percent from the same period a year ago, and an increase of 3.8 percent on a constant currency basis.

The company’s GAAP effective tax rate in the first nine months of fiscal 2018 was 19.4 percent compared with 16.2 percent for the first nine months of fiscal 2017. The increase primarily reflects net discrete tax benefits in the year-ago period. The company’s adjusted effective tax rate, calculated excluding income from the company’s equity investment in AmerisourceBergen Corporation, was 19.1 percent in the first nine months of fiscal 2018, compared with 22.7 percent for the first nine months of fiscal 2017. The decrease was due to the impact of the U.S. tax law changes.

GAAP net cash provided by operating activities was $5.4 billion in the first nine months of fiscal 2018, and free cash flow was $4.4 billion.

Share Repurchase Program and Dividend Increase

As announced today, the company’s board of directors has authorized a $10 billion share repurchase program and declared a quarterly dividend of 44 cents per share, an increase of 10 percent. Please refer to the separate press release issued today for additional information.

Company Outlook

The company raised the lower end of its guidance for fiscal year 2018 by 5 cents per share and now anticipates adjusted diluted net earnings per share of $5.90 to $6.05.

This guidance assumes current exchange rates for the rest of the fiscal year. As previously announced, the company does not expect Rite Aid to significantly impact fiscal 2018 adjusted diluted net earnings per share.

Third Quarter Business Division Highlights

Retail Pharmacy USA:

Retail Pharmacy USA had third quarter sales of $25.9 billion, an increase of 15.0 percent over the year-ago quarter. Sales in comparable stores decreased 1.2 percent compared with the same quarter a year ago.

Pharmacy sales, which accounted for 72.5 percent of the division’s sales in the quarter, increased 19.3 percent compared with the year-ago quarter, primarily due to higher prescription volume from the acquisition of Rite Aid stores and from central specialty. Comparable pharmacy sales were unchanged from the year-ago quarter, as brand inflation was offset by reimbursement pressure and the impact of generics. The division filled 285.2 million prescriptions (including immunizations) adjusted to 30-day equivalents in the quarter, an increase of 11.8 percent over the year-ago quarter. Prescriptions filled in comparable stores were unchanged from the same quarter a year ago. The division’s retail prescription market share on a 30-day adjusted basis in the third quarter increased approximately 190 basis points over the year-ago quarter to 22.4 percent, as reported by IQVIA. This was the division’s highest reported quarterly retail prescription market share in the U.S.

Retail sales increased 5.2 percent in the third quarter compared with the year-ago period. Comparable retail sales were down 3.8 percent in the quarter, reflecting continued focus on profitability.

GAAP gross profit increased 9.5 percent compared with the same quarter a year ago and adjusted gross profit increased 7.7 percent. On an adjusted basis, pharmacy and retail gross profit both increased.

GAAP third quarter selling, general and administrative expenses (SG&A) as a percentage of sales decreased 0.9 percentage point compared with the year-ago quarter, primarily due to sales mix and cost savings, partially offset by the higher cost mix of acquired Rite Aid stores. On an adjusted basis, SG&A as a percentage of sales decreased 0.9 percentage point in the same period, for similar reasons.

GAAP operating income in the third quarter increased 7.1 percent from the year-ago quarter to $1.3 billion. Adjusted operating income in the third quarter increased 2.0 percent from the year-ago quarter to $1.5 billion.

As previously announced, during the third quarter the company completed the acquisition of all 1,932 Rite Aid stores under the amended and restated asset purchase agreement. The company continues to expect to transition three distribution centers and related inventory beginning in fiscal 2019 and to complete the integration of acquired stores and related assets by the end of fiscal 2020.

Retail Pharmacy International:

Retail Pharmacy International had third quarter sales of $3.0 billion, an increase of 6.6 percent from the year-ago quarter due to favorable currency exchange rates. Sales decreased 2.1 percent on a constant currency basis.

On a constant currency basis, comparable store sales decreased 1.4 percent compared with the year-ago quarter. Comparable pharmacy sales decreased 1.7 percent on a constant currency basis. Comparable retail sales decreased 1.3 percent on a constant currency basis mainly due to Boots UK.

GAAP gross profit increased 5.8 percent compared with the same quarter a year ago due to favorable currency exchange rates. On a constant currency basis, adjusted gross profit decreased 3.0 percent.

GAAP SG&A as a percentage of sales decreased 1.0 percentage point. Adjusted SG&A as a percentage of sales, on a constant currency basis, increased 0.1 percentage point.

GAAP operating income in the third quarter increased 21.1 percent from the year-ago quarter to $172 million. Adjusted operating income increased 2.6 percent to $198 million, down 9.3 percent on a constant currency basis.

Pharmaceutical Wholesale:

Pharmaceutical Wholesale had third quarter sales of $6.0 billion, an increase of 12.6 percent from the year-ago quarter, including the favorable impact of currency exchange rates. On a constant currency basis, comparable sales increased 4.0 percent, which was behind the company’s estimate of market growth, weighted on the basis of country wholesale sales, due to challenging market conditions in certain continental European countries partially offset by strong performance in emerging markets and the UK.

GAAP operating income in the third quarter was $176 million, which included $52 million from the company’s equity earnings in AmerisourceBergen, compared with GAAP operating income of $200 million in the year-ago quarter, which included $84 million from the company’s equity earnings in AmerisourceBergen. Adjusted operating income increased 1.6 percent to $257 million, up 0.4 percent on a constant currency basis.

Conference Call

Walgreens Boots Alliance will hold a one-hour conference call to discuss the third quarter results beginning at 8:30 a.m. Eastern time today, 28 June 2018. The conference call will be simulcast through the Walgreens Boots Alliance investor relations website at: http://investor.walgreensbootsalliance.com. A replay of the conference call will be archived on the website for 12 months after the call.

The replay also will be available from 11:30 a.m. Eastern time, 28 June 2018 through 5 July 2018, by calling +1 855 859 2056 within the U.S. and Canada, or +1 404 537 3406 outside the U.S. and Canada, using replay code 7668398.

[1]	Please see the “Supplemental Information (Unaudited) Regarding Non-GAAP Financial Measures” at the end of this press release for more detailed information regarding non-GAAP financial measures.

Cautionary Note Regarding Forward-Looking Statements: All statements in this release that are not historical including, without limitation, those regarding estimates of and goals for future tax, financial and operating performance and results (including those under “Company Outlook” above), the expected execution and effect of our business strategies, our cost-savings and growth initiatives, pilot programs and initiatives, and restructuring activities and the amounts and timing of their expected impact, and our amended and restated asset purchase agreement with Rite Aid and the transactions contemplated thereby and their possible timing and effects, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “expect,” “likely,” “outlook,” “forecast,” “preliminary,” “pilot,” “would,” “could,” “should,” “can,” “will,” “project,” “intend,” “plan,” “goal,” “guidance,” “target,” “aim,” “continue,” “sustain,” “synergy,” “on track,” “on schedule,” “headwind,” “tailwind,” “believe,” “seek,” “estimate,” “anticipate,” “upcoming,” “to come,” “may,” “possible,” “assume,” and variations of such words and similar expressions are intended to identify such forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions, known or unknown, that could cause actual results to vary materially from those indicated or anticipated, including, but not limited to, those relating to the impact of private and public third-party payers’ efforts to reduce prescription drug reimbursements, fluctuations in foreign currency exchange rates, the timing and magnitude of the impact of branded to generic drug conversions and changes in generic drug prices, our ability to realize synergies and achieve financial, tax and operating results in the amounts and at the times anticipated, supply arrangements including our commercial agreement with AmerisourceBergen, the arrangements and transactions contemplated by our framework agreement with AmerisourceBergen and their possible effects, the risks associated with the company’s equity method investment in AmerisourceBergen, the occurrence of any event, change or other circumstance that could give rise to the termination, cross-termination or modification of any of our contractual obligations, the amount of costs, fees, expenses and charges incurred in connection with strategic transactions, whether the costs and charges associated with our store optimization program will exceed estimates, our ability to realize expected savings and benefits from cost-savings initiatives, restructuring activities and acquisitions and joint ventures in the amounts and at the times anticipated, the timing and amount of any impairment or other charges, the timing and severity of cough, cold and flu season, risks related to pilot programs and new business initiatives and ventures generally, including the risks that anticipated benefits may not be realized, changes in management’s plans and assumptions, the risks associated with governance and control matters, the ability to retain key personnel, changes in economic and business conditions generally or in particular markets in which we participate, changes in financial markets, credit ratings and interest rates, the risks associated with international business operations, including the risks associated with the proposed withdrawal of the United Kingdom from the European Union, the risk of unexpected costs, liabilities or delays, changes in vendor, customer and payer relationships and terms, including changes in network participation and reimbursement terms and the associated impacts on volume and operating results, risks of inflation in the cost of goods, risks associated with the operation and growth of our customer loyalty programs, risks related to competition, risks associated with new business areas and activities, risks associated with acquisitions, divestitures, joint ventures and strategic investments, including those relating to the acquisition of certain assets pursuant to our amended and restated asset purchase agreement with Rite Aid, the risks associated with the integration of complex businesses, outcomes of legal and regulatory matters, and risks associated with changes in laws, including those related to the December 2017 U.S. tax law changes, regulations or interpretations thereof. These and other risks, assumptions and uncertainties are described in Item 1A (Risk Factors) of our Annual Report on Form 10-K for the fiscal year ended 31 August 2017 and our Quarterly Report on Form 10-Q for the fiscal quarter ended 30 November 2017, each of which is incorporated herein by reference, and in other documents that we file or furnish with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements. Accordingly, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. Except to the extent required by law, we do not undertake, and expressly disclaim, any duty or obligation to update publicly any forward-looking statement after the date of this release, whether as a result of new information, future events, changes in assumptions or otherwise.

Please refer to the supplemental information presented below for reconciliations of the non-GAAP financial measures used in this release to the most comparable GAAP financial measure and related disclosures.

ENDS

Notes to Editors:

About Walgreens Boots Alliance

Walgreens Boots Alliance (Nasdaq: WBA) is the first global pharmacy-led, health and wellbeing enterprise. The company’s heritage of trusted health care services through community pharmacy care and pharmaceutical wholesaling dates back more than 100 years.

Walgreens Boots Alliance is the largest retail pharmacy, health and daily living destination across the U.S. and Europe. Walgreens Boots Alliance and the companies in which it has equity method investments together have a presence in more than 25* countries and employ more than 385,000* people. The company is a global leader in pharmacy-led, health and wellbeing retail and, together with the companies in which it has equity method investments, has more than 13,200* stores in 11* countries as well as one of the largest global pharmaceutical wholesale and distribution networks, with more than 390* distribution centers delivering to more than 230,000** pharmacies, doctors, health centers and hospitals each year in more than 20* countries. In addition, Walgreens Boots Alliance is one of the world’s largest purchasers of prescription drugs and many other health and wellbeing products.

The company’s portfolio of retail and business brands includes Walgreens, Duane Reade, Boots and Alliance Healthcare, as well as increasingly global health and beauty product brands, such as No7, Soap & Glory, Liz Earle, Sleek MakeUP and Botanics.

More company information is available at www.walgreensbootsalliance.com.

*	As of 31 August 2017, using publicly available information for AmerisourceBergen.
**	For 12 months ending 31 August 2017, using publicly available information for AmerisourceBergen

(WBA-ER)

Media Relations	Contact
USA / Fiona Ortiz International / Laura Vergani	+1 847 315 6402 +44 (0)207 980 8585

Investor Relations	Contact
Gerald Gradwell and Ashish Kohli	+1 847 315 2922

WALGREENS BOOTS ALLIANCE, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS

(UNAUDITED)

(in millions, except per share amounts)

	Three months ended May 31,		Nine months ended May 31,
	2018	2017	2018	2017
Sales	$34,334	$30,118	$98,095	$88,065
Cost of sales	26,554	22,973	74,878	66,243

Gross profit	7,780	7,145	23,217	21,822
Selling, general and administrative expenses	6,231	5,712	18,456	17,522
Equity earnings in AmerisourceBergen	52	84	142	143

Operating income	1,601	1,517	4,903	4,443

Other income (expense)	(4)	(8)	(132)	(22)

Earnings before interest and income tax provision	1,597	1,509	4,771	4,421

Interest expense, net	157	155	457	500

Earnings before income tax provision	1,440	1,354	4,314	3,921
Income tax provision	109	168	839	634
Post tax earnings (loss) from other equity method investments	15	(21)	42	7

Net earnings	1,346	1,165	3,517	3,294
Net earnings attributable to noncontrolling interests	4	3	5	18

Net earnings attributable to Walgreens Boots Alliance, Inc.	$1,342	$1,162	$3,512	$3,276

Net earnings per common share:
Basic	$1.35	$1.08	$3.52	$3.03
Diluted	$1.35	$1.07	$3.51	$3.02

Dividends declared per share	$0.400	$0.375	$1.200	$1.125

Weighted average common shares outstanding:
Basic	992.1	1,077.1	996.4	1,079.6
Diluted	995.3	1,082.6	1,000.6	1,085.5

WALGREENS BOOTS ALLIANCE, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED BALANCE SHEETS

(UNAUDITED)

(in millions)

	May 31, 2018	August 31, 2017
Assets
Current assets:
Cash and cash equivalents	$1,818	$3,301
Accounts receivable, net	7,159	6,528
Inventories	9,889	8,899
Other current assets	1,122	1,025

Total current assets	19,988	19,753

Non-current assets:
Property, plant and equipment, net	13,938	13,642
Goodwill	17,089	15,632
Intangible assets, net	12,111	10,156
Equity method investments	6,272	6,320
Other non-current assets	754	506

Total non-current assets	50,164	46,256

Total assets	$70,152	$66,009

Liabilities and equity
Current liabilities:
Short-term debt	$2,587	$251
Trade accounts payable	13,089	12,494
Accrued expenses and other liabilities	5,435	5,473
Income taxes	371	329

Total current liabilities	21,482	18,547

Non-current liabilities:
Long-term debt	12,456	12,684
Deferred income taxes	1,973	2,281
Other non-current liabilities	5,771	4,223

Total non-current liabilities	20,200	19,188

Total equity	28,470	28,274

Total liabilities and equity	$70,152	$66,009

WALGREENS BOOTS ALLIANCE, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS

(UNAUDITED)

(in millions)

	Nine months ended May 31,
	2018	2017
Cash flows from operating activities:
Net earnings	$3,517	$3,294
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	1,300	1,244
Deferred income taxes	(382)	(211)
Stock compensation expense	91	71
Equity earnings from equity method investments	(184)	(150)
Other	266	289
Changes in operating assets and liabilities:
Accounts receivable, net	(762)	(153)
Inventories	230	259
Other current assets	(4)	22
Trade accounts payable	627	821
Accrued expenses and other liabilities	10	(268)
Income taxes	793	6
Other non-current assets and liabilities	(117)	13

Net cash provided by operating activities	5,385	5,237

Cash flows from investing activities:
Additions to property, plant and equipment	(983)	(912)
Proceeds from sale-leaseback transactions	—	436
Proceeds from sale of other assets	221	39
Business and intangible asset acquisitions, net of cash acquired	(4,220)	(63)
Other	(129)	48

Net cash used for investing activities	(5,111)	(452)

Cash flows from financing activities:
Net change in short-term debt with maturities of 3 months or less	596	277
Proceeds from debt	5,043	—
Payments of debt	(3,507)	(40)
Stock purchases	(2,525)	(1,457)
Proceeds related to employee stock plans	118	174
Cash dividends paid	(1,291)	(1,228)
Other	(217)	(59)

Net cash used for financing activities	(1,783)	(2,333)

Effect of exchange rate changes on cash and cash equivalents	26	(6)
Changes in cash and cash equivalents:
Net (decrease) increase in cash and cash equivalents	(1,483)	2,446
Cash and cash equivalents at beginning of period	3,301	9,807

Cash and cash equivalents at end of period	$1,818	$12,253

WALGREENS BOOTS ALLIANCE, INC. AND SUBSIDIARIES

SUPPLEMENTAL INFORMATION (UNAUDITED)

REGARDING NON-GAAP FINANCIAL MEASURES

(in millions, except per share amounts)

The following information provides reconciliations of the supplemental non-GAAP financial measures, as defined under SEC rules, presented in this press release to the most directly comparable financial measures calculated and presented in accordance with generally accepted accounting principles in the United States (GAAP). The Company has provided the non-GAAP financial measures in the press release, which are not calculated or presented in accordance with GAAP, as supplemental information and in addition to the financial measures that are calculated and presented in accordance with GAAP.

These supplemental non-GAAP financial measures are presented because management has evaluated the Company’s financial results both including and excluding the adjusted items or the effects of foreign currency translation, as applicable, and believe that the supplemental non-GAAP financial measures presented provide additional perspective and insights when analyzing the core operating performance of the Company’s business from period to period and trends in the Company’s historical operating results. These supplemental non-GAAP financial measures should not be considered superior to, as a substitute for or as an alternative to, and should be considered in conjunction with, the GAAP financial measures presented in the press release. The Company does not provide a reconciliation for non-GAAP estimates on a forward-looking basis (including the information under “Company Outlook” above) where it is unable to provide a meaningful or accurate calculation or estimation of reconciling items and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing or amount of various items that have not yet occurred, are out of the Company’s control and/or cannot be reasonably predicted, and that would impact diluted net earnings per share, the most directly comparable forward-looking GAAP financial measure. For the same reasons, the Company is unable to address the probable significance of the unavailable information. Forward-looking non-GAAP financial measures provided without the most directly comparable GAAP financial measures may vary materially from the corresponding GAAP financial measures.

Constant currency

The Company also presents certain information related to current period operating results in “constant currency,” which is a non-GAAP financial measure. These amounts are calculated by translating current period results at the foreign currency exchange rates used in the comparable period in the prior year. The Company presents such constant currency financial information because it has significant operations outside of the United States reporting in currencies other than the U.S. dollar and this presentation provides a framework to assess how its business performed excluding the impact of foreign currency exchange rate fluctuations.

Comparable sales

For our Retail Pharmacy divisions, comparable stores are defined as those that have been open for at least 12 consecutive months and that have not been closed for seven or more consecutive days, undergone a major remodel or been subject to a natural disaster during the past 12 months. Relocated and acquired stores are not included as comparable stores for the first 12 months after the relocation or acquisition. Comparable store sales, comparable pharmacy sales and comparable retail sales refer to total sales, pharmacy sales and retail sales, respectively, in such stores. For our Pharmaceutical Wholesale division, comparable sales are defined as sales excluding acquisitions and dispositions. The method of calculating comparable sales varies across the industries in which we operate. As a result, our method of calculating comparable sales may not be the same as other companies’ methods.

Comparable sales are presented on a constant currency basis for the Retail Pharmacy and Pharmaceutical Wholesale divisions. In the third quarter of fiscal 2018 compared to the year-ago quarter, the Retail Pharmacy International division’s comparable store sales on a reported currency basis increased 7.4 percent, comparable pharmacy sales on a reported currency basis increased 6.8 percent and comparable retail sales on a reported currency basis increased 7.7 percent. The Pharmaceutical Wholesale division’s comparable sales excluding acquisitions and dispositions on a reported currency basis increased 12.6 percent.

NET EARNINGS AND DILUTED NET EARNINGS PER SHARE

	Three months ended May 31,		Nine months ended May 31,
	2018	2017	2018	2017
Net earnings attributable to Walgreens Boots Alliance, Inc. (GAAP)	$1,342	$1,162	$3,512	$3,276
Adjustments to operating income:
Acquisition-related amortization	131	83	329	247
Acquisition-related costs	57	29	173	75
LIFO provision	69	97	166	204
Adjustments to equity earnings in AmerisourceBergen	60	17	136	95
Certain legal and regulatory accruals and settlements	5	—	120	—
Hurricane-related costs	—	—	83	—
Store optimization	24	—	24	—
Cost transformation	—	171	—	592
Asset recovery	—	—	(15)	—

Total adjustments to operating income	346	397	1,016	1,213

Adjustments to other income (expense):
Impairment of equity method investment	8	—	178	—
Net investment hedging (gain) loss	(3)	1	(36)	15

Total adjustments to other income (expense)	5	1	142	15

Adjustments to interest expense, net:
Prefunded acquisition financing costs	—	34	29	123

Total adjustments to interest expense, net	—	34	29	123

Adjustments to income tax provision:
U.S. tax law changes[1]	(140)	—	44	—
Equity method non-cash tax	8	24	19	34
UK tax rate change[1]	—	—	—	(77)
Tax impact of adjustments[2]	(39)	(177)	(224)	(466)

Total adjustments to income tax provision	(171)	(153)	(161)	(509)

Adjusted net earnings attributable to Walgreens Boots Alliance, Inc. (Non-GAAP measure)	$1,522	$1,441	$4,538	$4,118

Diluted net earnings per common share (GAAP)	$1.35	$1.07	$3.51	$3.02
Adjustments to operating income	0.35	0.37	1.02	1.12
Adjustments to other income (expense)	0.01	—	0.14	0.01
Adjustments to interest expense, net	—	0.03	0.03	0.11
Adjustments to income tax provision	(0.18)	(0.14)	(0.16)	(0.47)

Adjusted diluted net earnings per common share (Non-GAAP measure)	$1.53	$1.33	$4.54	$3.79

Weighted average common shares outstanding, diluted	995.3	1,082.6	1,000.6	1,085.5

[1]	Discrete tax-only items.
[2]	Represents the adjustment to the GAAP basis tax provision commensurate with non-GAAP adjustments.

GROSS PROFIT BY DIVISION

	Three months ended May 31, 2018
	Retail Pharmacy USA	Retail Pharmacy International	Pharmaceutical Wholesale	Eliminations	Walgreens Boots Alliance, Inc.
Gross profit (GAAP)	$6,029	$1,215	$536	$—	$7,780
Acquisition-related amortization	6	—	—	—	6
LIFO provision	69	—	—	—	69

Adjusted gross profit (Non-GAAP measure)	$6,104	$1,215	$536	$—	$7,855

Sales	$25,917	$2,995	$5,965	$(543)	$34,334
Gross margin (GAAP)	23.3%	40.6%	9.0%		22.7%
Adjusted gross margin (Non-GAAP measure)	23.6%	40.6%	9.0%		22.9%

	Three months ended May 31, 2017
	Retail Pharmacy USA	Retail Pharmacy International	Pharmaceutical Wholesale	Eliminations	Walgreens Boots Alliance, Inc.
Gross profit (GAAP)	$5,507	$1,148	$491	$(1)	$7,145
LIFO provision	97	—	—	—	97
Cost transformation	61	—	—	—	61

Adjusted gross profit (Non-GAAP measure)	$5,665	$1,148	$491	$(1)	$7,303

Sales	$22,528	$2,809	$5,296	$(515)	$30,118
Gross margin (GAAP)	24.4%	40.9%	9.3%		23.7%
Adjusted gross margin (Non-GAAP measure)	25.1%	40.9%	9.3%		24.2%

	Nine months ended May 31, 2018
	Retail Pharmacy USA	Retail Pharmacy International	Pharmaceutical Wholesale	Eliminations	Walgreens Boots Alliance, Inc.
Gross profit (GAAP)	$17,898	$3,733	$1,590	$(4)	$23,217
Acquisition-related amortization	14	—	—	—	14
LIFO provision	166	—	—	—	166
Hurricane-related costs	43	—	—	—	43

Adjusted gross profit (Non-GAAP measure)	$18,121	$3,733	$1,590	$(4)	$23,440

Sales	$72,884	$9,395	$17,438	$(1,622)	$98,095
Gross margin (GAAP)	24.6%	39.7%	9.1%		23.7%
Adjusted gross margin (Non-GAAP measure)	24.9%	39.7%	9.1%		23.9%

	Nine months ended May 31, 2017
	Retail Pharmacy USA	Retail Pharmacy International	Pharmaceutical Wholesale	Eliminations	Walgreens Boots Alliance, Inc.
Gross profit (GAAP)	$16,822	$3,527	$1,478	$(5)	$21,822
LIFO provision	204	—	—	—	204
Cost transformation	61	—	—	—	61

Adjusted gross profit (Non-GAAP measure)	$17,087	$3,527	$1,478	$(5)	$22,087

Sales	$65,001	$8,872	$15,743	$(1,551)	$88,065
Gross margin (GAAP)	25.9%	39.8%	9.4%		24.8%
Adjusted gross margin (Non-GAAP measure)	26.3%	39.8%	9.4%		25.1%

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES BY DIVISION

	Three months ended May 31, 2018
	Retail Pharmacy USA	Retail Pharmacy International	Pharmaceutical Wholesale	Eliminations	Walgreens Boots Alliance, Inc.
Selling, general and administrative expenses (GAAP)	$4,776	$1,043	$412	$—	$6,231
Acquisition-related amortization	(78)	(26)	(21)	—	(125)
Acquisition-related costs	(57)	—	—	—	(57)
Certain legal and regulatory accruals and settlements	(5)	—	—	—	(5)
Store optimization	(24)	—	—	—	(24)

Adjusted selling, general and administrative expenses (Non-GAAP measure)	$4,612	$1,017	$391	$—	$6,020

Sales	$25,917	$2,995	$5,965	$(543)	$34,334
Selling, general and administrative expenses percent to sales (GAAP)	18.4%	34.8%	6.9%		18.1%
Adjusted selling, general and administrative expenses percent to sales (Non-GAAP measure)	17.8%	34.0%	6.6%		17.5%

	Three months ended May 31, 2017
	Retail Pharmacy USA	Retail Pharmacy International	Pharmaceutical Wholesale	Eliminations	Walgreens Boots Alliance, Inc.
Selling, general and administrative expenses (GAAP)	$4,337	$1,006	$375	$(6)	$5,712
Acquisition-related amortization	(38)	(25)	(20)	—	(83)
Acquisition-related costs	(29)	—	—	—	(29)
Cost transformation	(68)	(26)	(16)	—	(110)

Adjusted selling, general and administrative expenses (Non-GAAP measure)	$4,202	$955	$339	$(6)	$5,490

Sales	$22,528	$2,809	$5,296	$(515)	$30,118
Selling, general and administrative expenses percent to sales (GAAP)	19.3%	35.8%	7.1%		19.0%
Adjusted selling, general and administrative expenses percent to sales (Non-GAAP measure)	18.7%	34.0%	6.4%		18.2%

	Nine months ended May 31, 2018
	Retail Pharmacy USA	Retail Pharmacy International	Pharmaceutical Wholesale	Eliminations	Walgreens Boots Alliance, Inc.
Selling, general and administrative expenses (GAAP)	$14,117	$3,125	$1,219	$(5)	$18,456
Acquisition-related amortization	(172)	(80)	(63)	—	(315)
Acquisition-related costs	(173)	—	—	—	(173)
Certain legal and regulatory accruals and settlements	(120)	—	—	—	(120)
Hurricane-related costs	(40)	—	—	—	(40)
Store optimization	(24)	—	—	—	(24)
Asset recovery	15	—	—	—	15

Adjusted selling, general and administrative expenses (Non-GAAP measure)	$13,603	$3,045	$1,156	$(5)	$17,799

Sales	$72,884	$9,395	$17,438	$(1,622)	$98,095
Selling, general and administrative expenses percent to sales (GAAP)	19.4%	33.3%	7.0%		18.8%
Adjusted selling, general and administrative expenses percent to sales (Non-GAAP measure)	18.7%	32.4%	6.6%		18.1%

	Nine months ended May 31, 2017
	Retail Pharmacy USA	Retail Pharmacy International	Pharmaceutical Wholesale	Eliminations	Walgreens Boots Alliance, Inc.
Selling, general and administrative expenses (GAAP)	$13,427	$3,005	$1,096	$(6)	$17,522
Acquisition-related amortization	(113)	(75)	(59)	—	(247)
Acquisition-related costs	(75)	—	—	—	(75)
Cost transformation	(456)	(51)	(24)	—	(531)

Adjusted selling, general and administrative expenses (Non-GAAP measure)	$12,783	$2,879	$1,013	$(6)	$16,669

Sales	$65,001	$8,872	$15,743	$(1,551)	$88,065
Selling, general and administrative expenses percent to sales (GAAP)	20.7%	33.9%	7.0%		19.9%
Adjusted selling, general and administrative expenses percent to sales (Non-GAAP measure)	19.7%	32.5%	6.4%		18.9%

EQUITY EARNINGS IN AMERISOURCEBERGEN

	Three months ended May 31,		Nine months ended May 31,
	2018	2017	2018	2017
Equity earnings in AmerisourceBergen (GAAP)	$52	$84	$142	$143
Litigation settlements and other	7	2	185	7
Acquisition-related amortization	30	29	87	80
Loss on previously held equity interest	11	—	11	—
Asset impairment	8	—	8	—
Early debt extinguishment	—	—	5	—
PharMEDium remediation costs	4	—	4	—
Change in fair market value of AmerisourceBergen warrants	—	—	—	29
LIFO provision	—	(14)	(12)	(21)
U.S. tax law changes	—	—	(152)	—

Adjusted equity earnings in AmerisourceBergen (Non-GAAP measure)	$112	$101	$278	$238

OPERATING INCOME BY DIVISION

	Three months ended May 31, 2018
	Retail Pharmacy USA	Retail Pharmacy International	Pharmaceutical Wholesale[1]	Eliminations	Walgreens Boots Alliance, Inc.
Operating income (GAAP)	$1,253	$172	$176	$—	$1,601
Acquisition-related amortization	84	26	21	—	131
Acquisition-related costs	57	—	—	—	57
LIFO provision	69	—	—	—	69
Adjustments to equity earnings in AmerisourceBergen	—	—	60	—	60
Certain legal and regulatory accruals and settlements	5	—	—	—	5
Store optimization	24	—	—	—	24

Adjusted operating income(Non-GAAP measure)	$1,492	$198	$257	$—	$1,947

Sales	$25,917	$2,995	$5,965	$(543)	$34,334
Operating margin (GAAP)[2]	4.8%	5.7%	2.1%		4.5%
Adjusted operating margin (Non-GAAP measure)[2]	5.8%	6.6%	2.4%		5.3%

	Three months ended May 31, 2017
	Retail Pharmacy USA	Retail Pharmacy International	Pharmaceutical Wholesale[1]	Eliminations	Walgreens Boots Alliance, Inc.
Operating income (GAAP)	$1,170	$142	$200	$5	$1,517
Acquisition-related amortization	38	25	20	—	83
Acquisition-related costs	29	—	—	—	29
LIFO provision	97	—	—	—	97
Adjustments to equity earnings in AmerisourceBergen	—	—	17	—	17
Cost transformation	129	26	16	—	171

Adjusted operating income(Non-GAAP measure)	$1,463	$193	$253	$5	$1,914

Sales	$22,528	$2,809	$5,296	$(515)	$30,118
Operating margin (GAAP)[2]	5.2%	5.1%	2.2%		4.8%
Adjusted operating margin (Non-GAAP measure)[2]	6.5%	6.9%	2.9%		6.0%

	Nine months ended May 31, 2018
	Retail Pharmacy USA	Retail Pharmacy International	Pharmaceutical Wholesale[1]	Eliminations	Walgreens Boots Alliance, Inc.
Operating income (GAAP)	$3,781	$608	$513	$1	$4,903
Acquisition-related amortization	186	80	63	—	329
Acquisition-related costs	173	—	—	—	173
LIFO provision	166	—	—	—	166
Adjustments to equity earnings in AmerisourceBergen	—	—	136	—	136
Certain legal and regulatory accruals and settlements	120	—	—	—	120
Hurricane-related costs	83	—	—	—	83
Store optimization	24	—	—	—	24
Asset recovery	(15)	—	—	—	(15)

Adjusted operating income (Non-GAAP measure)	$4,518	$688	$712	$1	$5,919

Sales	$72,884	$9,395	$17,438	$(1,622)	$98,095
Operating margin (GAAP)[2]	5.2%	6.5%	2.1%		4.9%
Adjusted operating margin (Non-GAAP measure)[2]	6.2%	7.3%	2.5%		5.8%

	Nine months ended May 31, 2017
	Retail Pharmacy USA	Retail Pharmacy International	Pharmaceutical Wholesale[1]	Eliminations	Walgreens Boots Alliance, Inc.
Operating income (GAAP)	$3,395	$522	$525	$1	$4,443
Acquisition-related amortization	113	75	59	—	247
Acquisition-related costs	75	—	—	—	75
LIFO provision	204	—	—	—	204
Adjustments to equity earnings in AmerisourceBergen	—	—	95	—	95
Cost transformation	517	51	24	—	592

Adjusted operating income (Non-GAAP measure)	$4,304	$648	$703	$1	$5,656

Sales	$65,001	$8,872	$15,743	$(1,551)	$88,065
Operating margin (GAAP)[2]	5.2%	5.9%	2.4%		4.9%
Adjusted operating margin (Non-GAAP measure)[2]	6.6%	7.3%	3.0%		6.2%

[1]	Operating income for Pharmaceutical Wholesale includes equity earnings in AmerisourceBergen. As a result of the two month reporting lag, operating income for the three and nine month periods ended May 31, 2018 includes AmerisourceBergen equity earnings for the periods of January 1, 2018 through March 31, 2018 and July 1, 2017 through March 31, 2018, respectively. Operating income for the three and nine month periods ended May 31, 2017 includes AmerisourceBergen equity earnings for the periods of January 1, 2017 through March 31, 2017 and July 1, 2016 through March 31, 2017, respectively.
[2]	Operating margins and adjusted operating margins have been calculated excluding equity earnings in AmerisourceBergen.

ADJUSTED EFFECTIVE TAX RATE1

	Three months ended May 31, 2018			Three months ended May 31, 2017
	Earnings before income tax provision	Income tax	Effective tax rate	Earnings before income tax provision	Income tax	Effective tax rate
Effective tax rate (GAAP)	$1,440	$109	7.6%	$1,354	$168	12.4%
Impact of non-GAAP adjustments	351	71		432	97
U.S. tax law changes	—	140		—	—
Equity method non-cash	—	(8)		—	(24)
Adjusted tax rate true-up	—	(32)		—	80

Subtotal	$1,791	$280		$1,786	$321
Exclude adjusted equity earnings in AmerisourceBergen	(112)	—		(101)	—

Adjusted effective tax rate excluding adjusted equity earnings in AmerisourceBergen (Non-GAAP measure)	$1,679	$280	16.7%	$1,685	$321	19.1%

	Nine months ended May 31, 2018			Nine months ended May 31, 2017
	Earnings before income tax provision	Income tax	Effective tax rate	Earnings before income tax provision	Income tax	Effective tax rate
Effective tax rate (GAAP)	$4,314	$839	19.4%	$3,921	$634	16.2%
Impact of non-GAAP adjustments	1,187	213		1,351	319
U.S. tax law changes	—	(44)		—	—
Equity method non-cash	—	(19)		—	(34)
UK tax rate change	—	—		—	77
Adjusted tax rate true-up	—	11		—	147

Subtotal	$5,501	$1,000		$5,272	$1,143
Exclude adjusted equity earnings in AmerisourceBergen	(278)	—		(238)	—

Adjusted effective tax rate excluding adjusted equity earnings in AmerisourceBergen (Non-GAAP measure)	$5,223	$1,000	19.1%	$5,034	$1,143	22.7%

[1]	A change to the presentation of these tables was made to reflect the tax impact of non-GAAP excluded items as a single adjustment for the three and nine months ended May 31, 2018 and 2017. No change in calculation methodology was made.

FREE CASH FLOW

	Three months ended May 31,		Nine months ended May 31,
	2018	2017	2018	2017
Net cash provided by operating activities (GAAP)	$2,209	$1,855	$5,385	$5,237
Less: Additions to property, plant and equipment	(317)	(273)	(983)	(912)

Free cash flow (Non-GAAP measure)[1]	$1,892	$1,582	$4,402	$4,325

[1]	Free cash flow is defined as net cash provided by operating activities in a period less additions to property, plant and equipment (capital expenditures) made in that period. This measure does not represent residual cash flows available for discretionary expenditures as the measure does not deduct the payments required for debt service and other contractual obligations or payments for future business acquisitions. Therefore, we believe it is important to view free cash flow as a measure that provides supplemental information to our entire statements of cash flows.

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